UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2009

CODA OCTOPUS GROUP, INC.
(Name of Small Business Issuer in its Charter)

Delaware	000-52815	34-200-8348
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization		Identification Number)

164 West, 25th Street, 6th Floor, New York
New York 10001
(Address, Including Zip Code of Principal Executive Offices)

(212) 924-3442
(Issuer's telephone number)

(Former name or former address, if changed since last report)

Copies to:
Louis A. Brilleman, Esq.
110 Wall Street, 11th Floor
New York, New York 10005
Phone: (212) 709-8210
Fax: (212) 943-2300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously disclosed, on February 21, 2008, Coda Octopus Group, Inc. (the “Company”) entered into and completed the transactions contemplated under a series of agreements providing for the issuance to The Royal Bank of Scotland plc (the ‘Noteholder”) of senior secured convertible notes in the principal amount of $12,000,000 (the “Notes”).

Under the terms of the Notes, $6 million was deemed a specific purpose loan to facilitate the completion of certain acquisitions within 12 months from the closing date.  No such acquisitions were completed and the Company and the Noteholder failed to agree on alternative investments as required under the Notes.  As a result, the parties agreed that the Company deposit $2.2 million of the proceeds into a restricted account under the Company’s name effective February 20, 2009.

The Company is currently in negotiations with the Noteholders regarding a new credit facility and the terms of release of the restricted funds.  Resolution of these issues will potentially have a material impact on the Company’s condition and financial statements.  The Company expects to finalize these negotiations shortly at which time the Company will file its Annual Report on Form 10-K for the year ended October 31, 2008.

Although details respecting any arrangement with the Noteholder remain subject to negotiation, it is expected that the terms will include significant cost cutting measures on the part of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 25, 2009

Coda Octopus Group, Inc.

/s/ Jody Frank
By: Chief Financial Officer